Exhibit 99.1

Regional Health Properties, Inc. Regains Compliance with NYSE American Continued Listing Standards

ATLANTA, GA, February 24, 2023 — Regional Health Properties, Inc. (the “Company,” “we,” “us” or “our”) (NYSE American: RHE) (NYSE American: RHE-PA) announced today that the Company received a notice from the NYSE American LLC (the “Exchange”) on February 21, 2023 that the Company has regained compliance with the continued listing standard set forth in Section 704 of the NYSE American Company Guide. Specifically, the Company has resolved the continued listing deficiency with respect to its failure to hold an annual meeting of shareholders for the fiscal year ended December 31, 2021.

In the notification, the Exchange informed the Company that the below compliance (“BC”) indicator ceased to be disseminated on February 22, 2023. The Company was removed from the list of issuers noncompliant with NYSE American corporate governance listing standards posted on https://www.nyse.com/regulation/noncompliant-issuers and the BC indicator was removed from the profile, data and news pages of the Company’s security.

About Regional Health Properties

Regional Health Properties, Inc., a Georgia corporation, is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care. For more information, visit www.regionalhealthproperties.com.

Company Contact	Investor Relations
Brent Morrison, CFA	Brett Maas
Chief Executive Officer & President	Managing Partner
Regional Health Properties, Inc.	Hayden IR
Tel (678) 368-4402	Tel (646) 536-7331
Brent.morrison@regionalhealthproperties.com	brett@haydenir.com